Exhibit 99.1

Seneca Foods Reports Sales and Earnings for the Quarter Ended June 27, 2020

MARION, N.Y. August 5, 2020 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) today announced financial results for the first quarter ended June 27, 2020.

Highlights (vs. year-ago, first quarter results):

■	Net sales increased 8.8% to $288.2 million.

■	Gross margin percentage increased from 7.2% to 16.9% as compared to the prior year three months due to higher selling prices in the first quarter of 2021.

“During the first quarter, we continued to see improved results from our extensive restructuring undertaken over the last few years. In addition, pantry loading due to the COVID-19 pandemic helped drive our sales.” stated Kraig Kayser, President and Chief Executive Officer.

About Seneca Foods Corporation

Seneca Foods is one of North America’s leading providers of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms. Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby’s®, Aunt Nellie’s®, Green Valley®, CherryMan®, READ®, and Seneca labels, including Seneca snack chips.  Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”. SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Operating Income From Continuing Operations Excluding LIFO and Plant Restructuring Impact, EBITDA and FIFO EBITDA

Operating income excluding LIFO and plant restructuring, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO or have plant restructuring to enhance the understanding of the Company’s historical operating performance. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported Operating Income excluding LIFO and plant restructuring.

	Quarter Ended
	In millions
	6/27/2020	6/29/2019
	FY 2021	FY 2020

Operating income, as reported:	$30.3	$2.9

LIFO (credit) charge	(2.1)	3.2

Plant restructuring charge	0.3	4.8

Operating income, excluding LIFO and plant restructuring impact	$28.5	$10.9

Set forth below is a reconciliation of reported net earnings from continuing operations to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Three Months Ended
EBITDA and FIFO EBITDA:	June 27, 2020	June 29, 2019
	(In thousands)

Net earnings	$20,706	$1,103
Income tax expense	6,335	285
Interest expense, net of interest income	1,651	3,352
Depreciation and amortization	7,881	7,382
Interest amortization	(69)	(70)
EBITDA	36,504	12,052
LIFO (credit) charge	(2,141)	3,176
FIFO EBITDA	$34,363	$15,228

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made. Among the factors that could cause actual results to differ materially are:

●	general economic and business conditions;
●	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
●	transportation costs;
●	climate and weather affecting growing conditions and crop yields;
●	availability of financing;
●	leverage and the Company’s ability to service and reduce its debt;
●	potential impact of COVID-19 related issues at our facilities;
●	foreign currency exchange and interest rate fluctuations;
●	effectiveness of the Company’s marketing and trade promotion programs;
●	changing consumer preferences;
●	competition;
●	product liability claims;
●	the loss of significant customers or a substantial reduction in orders from these customers;
●	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
●	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:

Timothy J. Benjamin, Chief Financial Officer

315-926-8100

Seneca Foods Corporation
Unaudited Selected Financial Data

For the Periods Ended June 27, 2020 and June 29, 2019
(In thousands of dollars, except share data)

	First Quarter
	Fiscal 2021	Fiscal 2020

Net sales	$288,165	$264,925

Plant restructuring expense (note 2)	$263	$4,806

Other operating income, net (note 3)	$145	$4,827

Operating income (note 1)	$30,299	$2,937
Loss from equity investment	676	-
Other loss (income)	931	(1,803)
Interest expense, net	1,651	3,352
Earnings before income taxes	$27,041	$1,388

Income tax expense	6,335	285

Net earnings	$20,706	$1,103

Basic earnings per share	$2.26	$0.12

Diluted earnings per share	$2.24	$0.12

Note 1:

The effect of the LIFO inventory valuation method on first quarter pre-tax results increased operating earnings by $2,141,000 for the three month period ended June 27, 2020 and decreased operating earnings by $3,176,000 for the three month period ended June 29, 2019.

Note 2:

The three month period ended June 27, 2020 included a restructuring charge of $263,000 related to closing plants in the Northwest of which $219,000 was related to severance and $44,000 was for lease impairments. The three month period ended June 29, 2019 included a restructuring charge of $4,806,000 related to closing plants in the Midwest and Northwest of which $2,245,000 was for accelerated amortization of right-of-use operating lease assets, $1,975,000 was mostly related to equipment moves and $586,000 was related to severance.

Note 3:

Other operating income for the period ended June 27, 2020 is a gain on the sale of unused fixed assets of $534,000. The Company also recorded a loss of $389,000 on the disposal of equipment from a sold Northwest plant. Other operating income for the period ended June 29, 2019 is a gain on the partial sale of a plant in the Midwest of $4,075,000 and a gain on the sale of unused fixed assets of $752,000.

Note 4:

The Company uses the "two-class" method for basic earnings per share by dividing the earnings attributable to common shareholders by the weighted average of common shares outstanding during the period.

########